Exhibit 99.1

FOR IMMEDIATE RELEASE
	CONTACTS:	Investors:
Patty Eisenhaur
Watson Pharmaceuticals, Inc.
(973) 355-8141

Media:
Charlie Mayr
Watson Pharmaceuticals, Inc.
(973) 355-8483
WATSON PRESENTS OUTLOOK FOR CONTINUED LONG TERM GROWTH
- 2011 Revenue Forecasted to be $4.2 Billion; Adjusted Cash EPS of $3.85 to $4.15 and Adjusted EBITDA of $925 Million to $1.0 Billion -
New York, NY, January 21, 2010 — During an investor meeting held today in New York, NY, Watson Pharmaceuticals, Inc. (NYSE: WPI) provided an update on its Global businesses, including a detailed overview of its commercial operations and pipeline developments within its Global Generics and Global Brands businesses, and an update of achievements within its Global Operations. In conjunction with the meeting, the Company provided its preliminary 2011 financial and long term growth forecasts.
Watson management predicted continued growth in its Global Generics and Global Brand businesses, with 2011 revenues expected to reach approximately $4.2 billion, and adjusted cash earnings per share of between $3.85 and $4.15 for 2011.
“2010 was an extremely successful year within our global integrated pharmaceutical company,” said Paul Bisaro, Watson’s President and CEO. “Total net revenues increased more than 25 percent, adjusted cash earnings per share increased approximately 12 percent, and cash flow from operations was in excess of $570 million. We also reduced debt by over $450 million.”

“In addition to delivering continued strong results, we fully integrated our commercial generic operations in key global markets and further expanded into high growth emerging markets. We successfully expanded our Global Generics and Global Brands product pipelines and initiated our first biologic development project. We recorded significant accomplishments in maximizing the value of our Active Pharmaceutical Ingredient (API) and clinical research capabilities. We also continued to integrate and align our global supply chain to reduce costs, improve inventory, and ensure our ability to respond to changing market conditions.”
“During 2011, we are poised to further capitalize on our position in extended-release and oral contraceptive products, and we are ready to capitalize on the launches of our high-value generic Concerta® and Atorvastatin opportunities in May and November, respectively. We remain in a strong position to deliver sustainable adjusted EBITDA and adjusted cash earnings per share growth in 2011 and beyond by leveraging our strengths as an integrated global pharmaceutical company.”
Global Generics Business Poised for Continued Growth
“We continue to focus on expanding our generic product portfolios and commercial presence across the globe, emphasizing growth in current key markets and expanding into high growth emerging markets where increases in generic utilization are anticipated,” said Sigurdur Olafsson, Executive Vice President, Global Generics. “With a number of high value, new product launch opportunities in our U.S. Generics business in 2011, as well as increased new product launches in France, Canada, the UK and other key countries, we are focused on achieving double digit growth in our Global Generics business and on strengthening our position to be in a top 5 position in key markets longer term.”
During 2010, Watson filed 34 Abbreviated New Drug Applications (ANDAs) with the U.S. Food and Drug Administration (FDA), and a total of 146 applications globally. Watson currently has more than 120 ANDAs on file in the U.S., with 29 potential first-to-file or shared exclusivity products.
2010 Global Generics revenue is expected to be $2.35 billion and the Company forecasts 2011 Global Generics segment revenue of between $2.8 and $3.0 billion.

Global Brands Expands Position in Womens Health; Initial Biologics Project Underway
Growth in existing key brand products, the 2010 launch of three new products, and milestone developments in the global brand pipeline were among the highlights noted by Fred Wilkinson, Executive Vice President, Global Brands, during the Company’s Investor Day presentation. “We saw continued growth in our RAPAFLO® treatment for benign prostatic hyperplasia (BPH), GELNIQUE® treatment for overactive bladder (OAB), and ANDRODERM® and AndroGel® testosterone replacement therapies,” said Wilkinson. “We expanded our Womens Health franchise with the approval of ella®, our emergency contraceptive, the acquisition of Crinone® for the treatment of infertility, and the end-of-year approval of our novel oral contraceptive. We also added a new product for the treatment of uterine fibroids to our development pipeline, and licensed and began development of our first biologic product.”
“The most exciting milestone achieved during 2010 was the completion of the Phase III PREGNANT study of Prochieve® for the prevention of preterm birth,” Wilkinson noted. “Preterm birth represents a significant unmet medical need, and the clinical study data demonstrates a significant reduction in preterm birth at multiple time frames. Results also indicated an improvement in infant outcomes. We are preparing for the publication of the full clinical trials in the first quarter of 2011, and anticipate filing our New Drug Application (NDA) in the second quarter of 2011. It is our goal to establish Prochieve® as the recommended treatment of choice for pregnant women with a short cervix.”
“We enter 2011 with an expanding womens health portfolio, a strong pipeline of products in the U.S., and we are implementing a strategy to expand our business into Canada, Latin America and Europe.”
2010 Global Brands revenue is expected to be $400 million, and the Company expects 2011 Global Brands segment revenues of between $470 and $490 million, reflecting continued growth of its current promoted products, as well as the launch of new brand products into the U.S. market during the year.

Global Operations
Robert Stewart, Watson’s Executive Vice President, Global Operations told analysts, “In 2010 we made tremendous strides in further consolidating our manufacturing network, expanding capacity at key sites, maximizing our API and clinical research capabilities, and optimizing our global R&D footprint. We also realized ongoing efficiencies from our Global Operational Excellence Initiative, achieving superior customer service levels while simultaneously reducing inventory and achieving a reduction in our cost of goods.”
“Among our goals for 2011 and beyond, our Global Operations team will focus on expanding our manufacturing capacity at key sites (including Salt Lake City, Utah; Goa, India, and Malta), increasing the number of products we manufacture internally while simultaneously seeking to lower external costs, increasing the speed and globalizing our new product launch capabilities, in addition to maximizing all assets across the company, including our API capabilities.”
2010 Anda distribution revenue is expected to be approximately $830 million, and the Company expects 2011 distribution revenue of $820 to $840 million.
2011 Financial Outlook
Watson estimates total net revenue for 2011 will be approximately $4.2 billion.
•	Total Global Generics segment revenue of between $2.8 and $3.0 billion.

•	Total Global Brands segment revenue of between $470 and $490 million.

•	Total Anda Distribution segment revenue of between $820 and $840 million.
Adjusted cash earnings for 2011 is expected to be between $3.85 and $4.15 per diluted share and adjusted EBITDA is expected to be between $925 million and $1.0 billion.

2012-2013 Financial Outlook
Watson estimates 2012 adjusted cash earnings per share to increase 20 to 25 percent year-over-year, and in 2013, the Company estimates adjusted cash earnings per share to increase 15 to 20 percent year-over-year.
Watson’s January 21, 2011 Investor Day meeting is being webcast live, and can be accessed by logging onto http://www.watson.com or the following link: http://www.videonewswire.com/event.asp?id=75026. A replay of the webcast will also be available on Watson’s web site.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on urology and womens health. Watson has operations in many of the world’s established and growing international markets.
In the U.S., the Watson brand portfolio includes RAPAFLO®, GELNIQUE®, Oxytrol®, TRELSTAR®, ella®, Crinone® and INFeD®. In addition, Watson markets the following brands under co-promotion agreements: AndroGel® with Abbott Laboratories, and Femring®, with Warner Chilcott plc. The Watson brand pipeline portfolio includes a number of products, including Prochieve®, under development with Columbia Laboratories for prevention of pre-term birth in women with a short cervix, recombinant follicle stimulating hormone (rFSH) in development with Itero Biopharmaceuticals for female infertility, Esmya® under development with Gedeon Richter for the treatment of uterine fibroids, and two novel new contraceptives.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
All other trademarks are property of their respective owners.

Forward-Looking Statement
Any statement contained in this press release that refers to Watson’s estimated or anticipated future results, product development efforts, regulatory strategies, strategic initiatives, product launches, prospects for regulatory approval of its products or other non-historical facts are forward-looking statements that reflect Watson’s current analysis of existing trends and information. Watson disclaims any intent or obligation to update these forward-looking statements. Any statements in this press release that refer to Watson’s financial results for 2010 are preliminary and reflect our expected financial results as of the date of this presentation, and are subject to change. Watson disclaims any intent or obligation to update these statements. Actual results may differ materially from current expectations depending upon a number of factors affecting Watson’s business or estimates. These factors include, among others, the inherent uncertainty associated with financial estimates; the possibility that the financial estimates will change after further review by Watson’s management or outside independent accountants or due to the discovery of additional or revised information or subsequent events; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful implementation of strategic initiatives; fluctuations in foreign currency exchange rates; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations; uncertainties related to the timing and outcome of litigation; changes in laws and regulations, including Medicare and Medicaid and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s Annual Report on Form 10-K for the year ending December 31, 2009, Watson’s Form 10-Q for the quarter ending September 30, 2010 and other company filings with the Securities and Exchange Commission.
Trademarks in this press release are the property of their respective registered owners.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted net income and adjusted earnings per diluted share:

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP to Adjusted cash net income calculation

GAAP net income	$278	$316
Adjusted for:
Amortization	200	200
Acquisition and licensing charges	64	64
Global supply chain initiative	10	10
Legal settlements	—	—
Loss on asset sales/impairment	—	—
Gain on security sales	—	—
Income taxes	(69)	(69)

Adjusted cash net income	$483	$521

Diluted earnings per share

Diluted earnings per share — GAAP	$2.21	$2.52

Diluted earnings per share — Cash	$3.85	$4.15

Diluted weighted average common shares outstanding	125.6	125.6

The reconciliation table is based in part on management’s estimate of adjusted cash net income for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted cash net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted EBITDA:

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP net income	$278	$316
Plus:
Interest expense	89	89
Interest income	(2)	(2)
Provision for income taxes	206	237
Depreciation (includes accelerated depreciation)	103	103
Amortization	200	200

EBITDA	874	943

Adjusted for:
Loss on asset sales/impairment	—	—
Share-based compensation	23	26
Global supply chain initiative	4	7
Acquisition and licensing charges	24	24
Legal settlements	—	—
Gain on security sales/impairment	—	—

Adjusted EBITDA	$925.0	$1,000.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.